Exhibit 10.22

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AGREEMENT

Between

BIOPHYTIS, a French public limited company with a Board of Directors and a share capital of 2,692,682 euro, having its registered office at 14 avenue de l’Opéra, 75001 Paris, registered with the Paris Trade and Companies Register under number B 492 002 225, represented by its Managing Director, Mr Stanislas VEILLET.

Hereinafter referred to as “BIOPHYTIS,”

On the one hand,

and

Université Paris Descartes (Paris 5), a national scientific, cultural and professional public institution, having its registered office at 12 rue de l’Ecole de Médecine 75270 Paris Cedex 06, SIREN no. 197 517 212, represented by its President, Mr Frédéric DARDEL,

Hereinafter referred to as “UPDescartes”,

Acting in its name and on behalf of the “Toxicology, Pharmacology and Cellular Signalisation” Laboratory - UMRS1124, located at Centre Universitaire des Saints Pères, 45 rue des Saints Pères, 75006 Paris, led by Mr Robert BAROUKI, hereinafter referred to as the “Laboratory”.

and

SATT Ile de France Innov, a simplified joint-stock company with a capital of 1,000,000 euro, having its registered office at 37 rue de Lyon, 75012 Paris, France, registered with the Paris Trade and Companies Register under number B 539 868 224, represented by its Chairman, Mr Suât TOPSU.

Hereinafter referred to as “IDF Innov”,

On the other hand,

BIOPHYTIS, UPDescartes and IDF Innov are hereinafter referred to individually as “Party” and collectively as “Parties.”

WHEREAS:

1.           BIOPHYTIS specialises in the development of health products, particularly drug candidates. BIOPHYTIS has know-how to validate the physiological effects of its products in cell, tissue and animal models. BIOPHYTIS showed significant protective effects at muscle level after treatment with a proprietary compound B1O10X (B1O101 or BIO103) in in-vivo and in-vitro experimental models.

2.           UPDescartes has signed a bilateral agreement with IDF Innov, by which it entrusts IDF Innov with rights and obligations with respect to the recovery and transfer of technology to the results of the research of its laboratories, and granting IDF Innov an exclusive mandate and/or licence to the results of the research of UPDescartes laboratories. This bilateral agreement has been extended to the management of collaboration and service contracts with an industrial partner.

3.          BIOPHYTIS and the Laboratory wish to collaborate, for this purpose. BIOPHYTIS will send the BIO101 or BIO103 molecule to the Laboratory which will study the interest of this molecule for the treatment of infant spinal muscular atrophy according to a jointly defined experiment plan.

4.          BIOPHYTIS proposed a doctoral student to UPDescartes. Their mission will be to draft a PhD thesis on a topic determined by the Parties.

5.          The Parties have therefore agreed to sign this collaboration agreement.

The Parties have agreed as follows:

Article 1 - Definitions

For the purposes of this Agreement, the terms used shall have the meanings set out below, whether in the plural or in the singular:

“Monitoring Committee” means the monitoring committee for the Study as defined in Article 3.2.

“Proprietary Knowledge” means any knowledge held or developed by a Party prior to the effective date of the Agreement or acquired in parallel with the Study of any nature and in any form whatsoever, including technical and/or scientific knowledge, experience, know-how, patent, method, tool, process, specific component, biological material, software, whether or not protected or protectable by an intellectual property right and/or title.

“Agreement” means this Agreement, as well as its appendices and any amendments thereto.

“Doctoral Student” means Cynthia BEZIER who benefits from an employment contract with BIOPHYTIS.

“Study” means the research project consisting of the evaluation of a combined treatment containing B1O10X (BIO101 and/or BIO103) with antisense oligonucleotides in a severe mouse model of infant spinal muscular atrophy (SMA) according to the program defined in Appendix 2.

“Confidential Information” means any information disclosed by one Party to the other Party, either directly or indirectly, regardless of its subject (technical, industrial, commercial, scientific, financial, etc.), nature (invention, patent or patent application, declaration of invention, discovery, technical, know-how, methods, processes, technical records, drawing, specification, algorithm, etc.), medium (written or printed documents, CD-ROM, USB stick, samples, material, drawings, etc.), 1st method of transmission (written, verbal, electronic or digital, etc.) and form (tangible or intangible), marked as confidential or not.

“Molecule” means BIO10X (BIO101 and/or B1O103), a pharmacological molecule targeting the muscle function owned by BIOPHYTIS.

“Results” means any result obtained during the performance of the Study, of any nature and in any form whatsoever. This may include an invention, discovery, data, knowledge, experience, know-how, method, tool design, process, specific component, software, whether or not protected by intellectual property rights and/or title.

“Third Party” means any party other than BIOPHYTIS, IDF Innov and UPDescartes.

Article 2 - Purpose

The purpose of the Agreement is to organise the relations between the Parties within the framework of the Study, in particular:

•                   establish collaboration between the Parties and define the terms and conditions for organising and performing this collaboration,

•                   determine the terms of transfer and use of Confidential Information,

•                   set the rules for publication, ownership and exploitation of the Results.

Article 3 - Terms and conditions for the conduct of the Study

2.1.    Each Party undertakes to the other to make its best efforts both intellectually and humanly to meet the various needs of this collaboration.

2.2.    Each of the Parties undertakes to inform the Monitoring Committee of any information both theoretical and practical relating to the performance of the Study.

The Parties undertake to establish traceability of their work allowing identification of their respective contributions (in particular within the framework of the Monitoring Committee provided for in Article 4.2).

Each Party undertakes to carry out its part of the Study in accordance with Appendix 1 and to comply with the applicable laws and regulations.

3.3.     Within the framework of this Agreement, the staff or employees of the Parties may be required to intervene at the premises of another Party. The staff must comply with the internal regulations (excluding disciplinary provisions) of the host institution. All relevant instructions in this regard are communicated to them at the time of their stay.

However, the Parties continue to cover, with regard to their staff, all social, tax, hierarchical and disciplinary obligations of the employer and exercise all administrative management prerogatives (notification, progress, discipline, etc.).

The Parties shall ensure the coverage of their respective personnel in respect of accidents at work and occupational diseases without prejudice to any recourse against responsible third parties.

3.4.     Under this Agreement, the materials or equipment of the Parties may be made available at the premises of another Party.

3.5.     BIOPHYTIS undertakes to provide to the University the Molecule, as well as the information related thereto, necessary for the conduct of the Study.

Article 3 - Follow-up of the Study

3.1.    Scientific Managers

In order to carry out the Study, the Scientific Managers representing each of the Parties are:

•                  For UPDescartes: Olivier BIONDI

•                  For BIOPHYTIS: Mrs Mathilde LATIL

In the event that one of the Scientific Managers is no longer able to carry out the Study, the Parties shall seek by mutual agreement a substitute solution. The Party whose Scientific Manager is prevented from carrying out the Study undertakes to ensure that the replacement has equivalent skills.

3.2.    Monitoring Committee

The Parties shall set up a monitoring committee (hereinafter the “Monitoring Committee”) to ensure the implementation and monitoring of the Study.

The Monitoring Committee is composed of one (1) representative for each Party:

•                       For UPDescartes: the Scientific Manager of UPDescartes identified in Article 3.1,

•                       For IDF Innov: Esther GRAUDENS or any other representative appointed by the management of IDC Innov,

•                       For BIOPHYTIS: the Scientific Manager of BIOPHYTIS identified in Article 3.1.

The Monitoring Committee may be assisted, if necessary, by the persons and/or experts whose presence will be necessary with regard to the agenda. The presence of a Third Party intervenor shall be admitted on the prior condition that each member of the Monitoring Committee has accepted this participation, and that said intervener is bound by an obligation of confidentiality.

The Monitoring Committee shall meet, in accordance with the procedures defined by its members (place, date, physical meeting, by telephone or videoconference), every six (6) months during the performance of the Study and two (2) months before the end of the Study, and whenever necessary at the request of one of its members.

At the end of each meeting, minutes will be drawn up and sent to all members of the Monitoring Committee. Each Party shall make any comments on this report within fifteen (15) days of its communication. The absence of any comment from a Party on a report shall constitute validation of said report. Any substantive remarks made by a Party in a new version of the minutes shall be taken into account once again, which shall be submitted to the Parties under the same conditions until a report is definitively adopted by the Parties.

The Monitoring Committee shall draw up an end-of-study report to be sent to the Parties.

The Parties shall discuss together at the meetings of the Monitoring Committee any difficulties encountered during the performance of the Study. Solutions to these difficulties will be examined within the framework of the Monitoring Committee and proposed to the Parties.

Any decision affecting and/or modifying the rights and obligations of the Parties shall be approved by the Parties and shall be the subject of an amendment as appropriate.

Article 4 - Terms and conditions of funding of the Study

4.1.     Furthermore, it is expected that BIOPHYTIS will contribute to the funding of the Study within the Laboratory by paying IDF Innov the sum of [****] euro excl. tax, according to the following timetable:

•             [****] euro excl. tax upon signature of the Agreement;

•             [****] euro excl. tax twelve (12) months after the signature of the Agreement;

•             [****] euro excl. tax twenty-four (24) months after the signature of the Agreement;

•             [****] euro excl. tax thirty-six (36) months after the signature of the Agreement

4.2.     All payments are made in euro, plus VAT at the rate applicable on the invoice date, by bank transfer within thirty (30) days from the date of the invoice issued by IDF Innov, in the name of:

Biophytis

Accounting

Sorbonne Université BC9

4 place Jussieu

75252 Paris Cedex 5, France.

Transfers shall be made to the bank details indicated on the invoices.

4.3.             Any late payment of the sums due hereunder shall give rise to the application by IDF Innov of a penalty equal to three (3) times the legal interest rate, payable from the day after the due date of the receivable. In addition to the late payment compensation, BIOPHYTIS shall be liable for a fixed-rate compensation of [****] euro towards the recovery costs of any amount not paid on its due date.

Article 5 - Intellectual Property

5.1.      Proprietary Knowledge

5.1.1.       Each of the Parties retains full and entire ownership of its Proprietary Knowledge (subject, where applicable, to the rights of Third Parties).

5.1.2.       Except as expressly provided in this Agreement, nothing shall be understood as conferring on one of the Parties any intellectual property right, licence, title or interest in the Proprietary Knowledge of another Party other than the rights granted for the performance of the Study, as contemplated below.

5.2.                        Results

The Parties are automatically co-owners in equal shares of the Results.

The Parties may use the Results for their internal research and teaching purposes and to conduct research work in collaboration with academic Third Parties, after prior notification to the other Party, subject to respect for their confidential nature and the commitment of academic Third Parties not to use said Results in the context of collaborations or services with Third Parties. The use of the Results by one Party to conduct research in partnership with industrial Third Parties must be the subject of the prior written agreement of the other Party which may not refuse without a duly justified reason.

The Parties shall consult together to decide whether all or part of the Results must be the subject of the filing of a patent application or any other means of protection.

5.2.1             In the event that the Results would make it possible to file a patent application or any other intellectual property title, the Parties agree to file said patent application or title in the joint names of UPDescartes and BIOPHYTIS and to establish co-ownership regulations and an operating licence prior to any use of the patent.

The Parties hereby agree on the following management rules:

a)           BIOPHYTIS will be the body managing patent applications and intellectual property titles, both in France and abroad, and will therefore be in charge of the preparation of industrial property files, in particular the drafting of the texts of patent applications, their filing with the patent offices, the monitoring of procedures for obtaining, issuing, maintaining in force and defence before the patent offices and in the event of infringement actions. IDF Innov, on behalf of UPDescartes, undertakes to assist BIOPHYTIS as best as possible in these various tasks.

b)           All management, filing, extension, defence and generally all costs relating to the maintenance of intellectual property shall be borne in full by BIOPHYTIS on behalf of the Parties in consideration of the Option granted in Article 6. -.

c)            Any decision on patent applications and industrial property titles, both in France and abroad, shall require the prior written agreement of the Parties, before filing with an industrial property office. Moreover, BIOPHYTIS undertakes to ask the industrial property firm that it has appointed to copy IDF Innov in all correspondence and invoices relating to said title, IDF Innov having the obligation, on behalf of UPDescartes, to provide any comments within time limits compatible with the processing of the procedure.

d)           The Parties undertake that the list of (co-) inventors and/or (co-)authors shall be drawn up jointly and that their names be mentioned in the applications for patents or titles, in accordance with the legal provisions in force, with each of the Parties personally responsible for remunerating their own inventors in accordance with their applicable rules and legislation;

e)            Subject to the reservations and conditions provided herein, the Parties undertake to provide all signatures and documents necessary for patent proceedings or any other industrial property title and that their respective researchers, cited as (co-) inventors or (co-)authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said titles and patents;

f)             If one of the Parties does not wish to maintain in force a title, or continue an extension procedure abroad (including international PCT applications), national/regional phases, examination, acquisition, issuance of a patent application or corresponding patent in one or more countries, it shall inform the other Party thereof by registered letter with A/R as soon as possible before the next expiry of Industrial Property and before instruction to the firm, that is, upon receipt of a new act to be performed for the issuance of the patent in question or three (3) months before the expiry of an annuity, so that the other Party may, if it so wishes, continue in its sole name, at its sole discretion and at its expense, with the above-mentioned procedures in that country. In the event that one of the Parties wishes to continue said proceedings alone, said Party shall acquire, automatically and free of charge, the full and entire ownership of said patents and patent applications.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said assignment free of charge of its share of ownership of said securities and that the persons, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

In this case, the waiving Party shall no longer benefit from any right to the applications for patents, corresponding patents and associated know-how, and the other Party may then grant to a Third Party, regardless of the scope envisaged, a licence to exploit the patent and associated know-how.

5.2.2             In the event that a Party is not interested in filing a patent application on certain patentable Results or other intellectual property title, it shall, as soon as possible, that is, upon receipt of a new act to be performed for the purpose of obtaining the patent or intellectual property title in question, notify the other Party by registered letter with A/R to decide whether it intends to protect the said results in its sole name, at its sole discretion and at its expense. The waiving Party will no longer benefit from any right to the results concerned and the associated know-how and the other Party may grant a licence to exploit these results and know-how associated with a Third Party, regardless of the scope of application envisaged.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said assignment free of charge of its share of ownership of the results and that its personnel, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

5.2.3              Each Party shall refrain from assigning its share of ownership of the Results, patented or not, to a Third Party without having obtained the prior written consent of the other Party and, prior to any total or partial transfer of a share of ownership, the assignor must notify the other co-owner, by registered letter with acknowledgement of receipt, of its intention to sell the said share, as well as the financial conditions of this assignment. The other co-owner shall benefit from a pre-emptive right in respect of the Third Party, under equal conditions. The validity period for the exercise of this right shall be two (2) months from the notification of the proposed assignment, with the requested Party being able to notify before the end of its intention not to exercise this right. Without exercising its pre-emptive right by the other co-owner at the end of this period, the transferor shall automatically benefit from a transfer authorisation to the prospective Third Party and under the conditions set out.

However, BIOPHYTIS shall not benefit from any pre-emptive right on the share of ownership of one of UPDescartes if another ESTABLISHMENT and/or one of the inventors of the Laboratory over the patent assigned from the Results declares itself as transferee.

The transferring Party shall ensure that the assignee undertakes to take over all of its obligations under this Agreement.

Article 6 - Use and operation

6.1.                  Proprietary Knowledge

6.1.1.               Each of the Parties has free disposal of their Proprietary Knowledge.

6.1.2.               During the duration of the Study, each of the Parties, subject to its previous commitments, undertakes to make available free of charge to the other Parties the Proprietary Knowledge of which it has free disposal which will actually be necessary for the performance of their part of the Study.

6.2.                         Results

6.2.1.               UPDescartes and BIOPHYTIS may freely use the Results for their own internal and academic research needs.

6.2.2.               Operation

Prior to any use of the Results, the Parties shall put in place a separate agreement to organise their exploitation. UPDescartes hereby appoints IDF Innov for negotiations relating to the exploitation of the Results in its name and on its behalf.

However, it is already agreed that BIOPHYTIS has an option right (hereinafter “the Option”) for a worldwide exclusive licence in all areas with the right to sublicense.

This Option must be exercised by written notice sent to IDF Innov, on behalf of UPDescartes, at any time by BIOPHYTIS and no later than six (6) months following the end of the Study and by the presentation of a development plan submitted to UPDescartes or IDF Innov indicating the valuation scheme envisaged by BIOPHYTIS (hereinafter the “Development Plan”).

Receipt of this letter shall open a six (6) month negotiation period during which the Parties (or their representative) undertake to negotiate a licence agreement diligently and in good faith.

BIOPHYTIS shall make its best efforts to ensure that the Results from the Study and for which BIOPHYTIS has exercised the Option are exploited. In the event that BIOPHYTIS waives the use of said Results or does not undertake development work in view of their exploitation within eighteen (18) months following the date of signature of the operating agreement, BIOPHYTIS undertakes to transfer UPDescartes free of charge its share of ownership of the Results arising from the patented Study or not.

In the event of a negative notification by BIOPHYTIS or lack of response within the time limit set above, it is hereby agreed that IDF Innov may freely negotiate and grant an exclusive and worldwide licence for exploitation to a Third Party in any field, for industrial or commercial purposes, of patented and unpatented Results of the Study.

It is already agreed between the Parties that any direct and/or indirect use by a Party of the Results, patented or not, patentable or not, held in co-ownership, shall involve fair financial compensation for the benefit of the other Party, in accordance with the terms and conditions defined later in the aforementioned operating agreement and taking into account the co-ownership shares.

The Party shall use the Results, directly or indirectly, at its sole expense, risk and peril.

Article 7 - Confidentiality

7.1.         Each Party undertakes not to disclose directly or indirectly to Third Parties any information received from the other Parties during the preparation or performance of this Agreement or of which it has become aware in the context of the performance hereof, without the prior written consent of such other Party. The content of this Agreement is considered by the Parties as Confidential Information.

7.2.         Each Party shall remain the owner of the Confidential Information it communicates.

7.3.         The Receiving Party shall only be entitled to disclose the Confidential Information to members of its staff or to any expert or consultant bound by a confidentiality undertaking having effects at least equivalent to those of this Article 8, and under its entire responsibility, and only in the context of the subject matter of this Agreement.

7.4.         The confidentiality obligation shall not apply in respect of information for which the Receiving Party may demonstrate by any means:

•               that they were available to the public at the time of their communication or became so without a breach by the receiving Party; or

•               that they were in its possession on the date of their disclosure by the disclosing Party; or

•               that it was subsequently disclosed to it by a Third Party entitled to dispose of it; or

•               that it was independently obtained by its staff without being communicated to them.

7.5.         Each Party undertakes not to file a patent application or any other intellectual property right including Confidential Information belonging to another Party without the prior written consent of the other Party.

7.6.         The confidentiality and non-use obligations under this Agreement shall apply from the effective date of this Agreement until the expiration of five (5) years from the end of the Agreement.

Article 8 - Publications and communications

8.1.           Each Party shall be free to publish or communicate the Results, subject to complying with the provisions of this Article 8.

8.2.           Any draft publication or communication, written or oral (including participation in conferences for example), information relating to the Study (including the Results) shall be submitted, in writing, to the prior agreement of the other Parties.

The said projects will be examined within one (1) month by the requested Parties who may request that modifications be made and/or request the deletion of information which, in particular, would be likely to harm the protection of the Results under intellectual property and the use of the Results or to disclose Confidential Information belonging to them. Any request for deletion or modification by a Party in a draft publication or communication must be given in writing by the Party. Such deletions or modifications shall not affect the scientific content of the proposed publication or communication.

After the above-mentioned one (1) month period and if no response has been received, the requested Parties’ agreement shall be deemed to have been obtained.

8.3.           Notwithstanding Articles 8.1 and 8.2, in the event the Results are likely to lead to the filing of a patent application, the confidentiality shall be maintained by the Parties until the filing thereof; after such filing, the Parties shall give their opinion on the appropriateness of scientific publications or communications in order to verify that they are unlikely to harm the industrial protection and exploitation of the Results. In any event, the postponement may not exceed six (6) months after said filing.

8.4.           In the event of termination or expiry of the Agreement and no later than six (6) months thereafter, each Party shall notify the other Parties of a list of Results that it wishes to keep confidential under Article 7.1. If necessary, the Parties shall consult to draw up a final joint list.

8.5.           All publications and communications must mention the assistance provided by each of the Parties in carrying out the Study, unless one of the Parties decides not to see its participation mentioned.

8.6.           Subject to Article 8.5, each Party undertakes not to use the name, trademark or any other distinctive sign of the other Parties, or the name of their employees or those on whose behalf they act.

8.7.           However, the provisions of this Article 8 may not prevent:

•                 either the obligation incumbent on each of the persons participating in the Study to produce an activity report to the organisation to which it belongs, insofar as such communication does not constitute a disclosure within the meaning of the laws on industrial property;

•                  — or the support of the thesis of researchers whose scientific activity relates to the subject of the Study; this support must be organised whenever necessary so as to guarantee, while respecting the university regulations in force, the confidentiality of the Results.

Article 9 - Liability - Guarantee

9.1.    General

The Parties guarantee that, in the conduct of the Study, they will comply with all the standards and legislation in force, particularly in terms of safety, environment and experimentation.

Each Party shall be liable for any damage that may result from negligence, fault or omission on the part of its employees in the context of the performance of the Agreement. Each Party acknowledges that it has taken all measures to cover its liability under the Agreement.

9.2.    Equipment

The rights of ownership or enjoyment of equipment that a Party has financed or made available to another Party under a separate agreement shall remain unchanged.

Each Party shall bear the damage caused to its equipment in the context of the performance of the Study, including the equipment entrusted to the other Party, unless such damage results from a fault, negligence, imprudence, act or omission of the User party in which case the latter shall bear them.

9.3.    Guarantee

Within the framework of the Study, the Parties acknowledge the Results and other information, including Confidential Information, exchanged during the performance of the Study are communicated as is, without any guarantee of any kind whatsoever.

The Parties within the framework of the Study at their own expense, risk and peril, and consequently, none of the Parties shall have recourse against another Party or its personnel, for any reason whatsoever and for any motive whatsoever, due to the use of the Results and other information, including in the event of Third Party recourse invoking the infringement of its intellectual property rights.

The Party providing information, including Confidential Information, to another Party may not be called as a guarantee by that other Party for any reason whatsoever (including in the event of an action for infringement by a Third Party), in respect of the use of the Results and other information, including Confidential Information, within the framework of this Agreement.

Article 10 - Term - Termination

10.1.   This Agreement takes effect retroactively to 10 September 2018 for a period of three (3) years. It may be renewed by means of a written amendment, by mutual agreement between the Parties.

10.2.   This Agreement may be terminated automatically by one of the Parties in the event of non-performance, in whole or in part, by the other Party of one or more of the obligations incumbent upon it under this Agreement. Such termination shall only become effective thirty (30) days after the requesting Party sends a registered letter with acknowledgement of receipt setting out the reasons for its dispute, unless, within this period, the defaulting Party has fulfilled its obligations or has provided proof of an impediment resulting from a case of force majeure.

10.3.   Within the framework of Conventions Industrielles de Formation par la Recherche (Research Industrial Training Agreements, hereinafter “CIFRE”) financed by the Ministry of Higher Education and Research and managed by Association Nationale de la Recherche Technique (National Association for Technical Research, hereinafter “ANRT”), a request for an agreement has been issued. If this request is accepted, a new research collaboration agreement within the framework of CIFRE will be put in place and will automatically replace this Agreement which shall be deemed null and void.

10.4.   The exercise of these termination options does not exempt the defaulting Party from fulfilling the obligations contracted until the effective date of the termination, without prejudice to the payment of damages due by the defaulting Party in compensation for the damage potentially suffered by the requesting Party as a result of the early termination of this Agreement.

10.5.   Upon termination or expiry of this Agreement, for any reason whatsoever, Articles 1, 6 to 14 shall continue to apply.

Article 11 - Transfer

This Agreement is entered into intuitu personae. This Agreement and the resulting rights and obligations may not be transferred and/or conceded by either Party to any Third Party, without the prior written consent of the other Party.

Article 12 - Applicable law - Dispute

12.1.  This Agreement is governed by French law.

12.2.  Any difficulty relating to this Agreement which the Parties cannot resolve amicably within a reasonable period of time shall be within the jurisdiction of the Courts of Paris.

Article 13 - Various

13.1.   This Agreement represents the entire obligations between the Parties.

13.2.   Each Party shall be excused from not fulfilling its obligations and shall not be responsible or liable for damages to the other Party if the non-performance of this Agreement is due to a case of force majeure as recognised by the competent French courts and tribunals.

13.3.   The fact that one of the Parties does not invoke a breach by the other Party, or any one of the obligations referred to herein, cannot be interpreted for the future as a waiver of the obligation in question.

13.4.   If one or more of the provisions of this Agreement are held to be invalid or declared as such pursuant to a law, regulation or following a final decision of a competent court, the other clauses shall remain in full force and effect.

13.5.    All notices made under this Agreement shall be in writing and signed by an authorised representative, and shall be delivered by hand or sent by registered letter with acknowledgement of receipt, to the address of each Party indicated on the first page hereof. Any registered letter with acknowledgement of receipt shall be deemed to have been received on its date of first presentation.

Article 14 - Contractual documents

14.1.   This Agreement consists of the following contractual documents only:

a)             this Agreement,

b)             the Schedules duly listed below which form an integral part of this Agreement:

•              Appendix 1 - Description of the Study

•              Appendix 2 - List of Proprietary Knowledge

14.2.   In the event of a contradiction between provisions a) and b) contained in any of the above documents, the higher-ranking document shall prevail.

Made in three (3) original copies, one (1) for each of the Parties.

IDF Innov	UPDescartes
Date	Date

/s/ Suat Topsu	/s/ Frederic Dardel
Mr Suat TOPSU	Mr Frédéric DARDEL
Chairman	Chairman

BIOPHYTIS
Date

/s/ Stanislas Veillet
Mr Stanislas VEILLET
Chief Executive Officer
BIOPHYTIS
14 Avenue de l’Opéra
75001 PARIS
French public limited company with
a capital of 2,692,682.60 euro
PARIS TRADE AND COMPANIES
REGISTER NO. 492 002 225

Appendix 1
Study Program
[****]